Exhibit 10.19

3 October 2022

Ms. Amy Sullivan

[***]

[***]

Re: Offer of Employment

Dear Amy:

I am pleased to offer you full-time employment with IO Bio US, Inc. (the “Company”), a subsidiary IO Biotech ApS (“IO Biotech”), beginning on October 15, 2022 (the “Commencement Date”). As of the Commencement Date you will be employed in the position of Chief Financial Officer, and report to the Chief Executive Officer of IO Biotech. You will perform your duties primarily from your home in Massachusetts, but be subject to necessary travel as may be required from time to time, including regular travel to the New York office as appropriate.

You will receive a base salary at an annual rate of U.S. $425,000, less applicable withholdings, which will be paid in accordance with the Company’s normal payroll procedures.

You will be eligible to earn an annual bonus with a target payout equal to 45% of your annual base salary (prorated for 2022). The final bonus amount will be determined based on your performance and the performance of IO Biotech and its subsidiaries, if any, during the calendar year, as determined by the Company. The Company will pay this bonus, to the extent earned, by March 15th of the following calendar year. The bonus is not earned until paid and, except as expressly set forth below, no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

IO Biotech shall grant to you, upon and subject to Board of Directors approval as soon as administratively practicable after the Commencement Date, a number of options allowing you to subscribe for such number of shares of IO Biotech that represents 1% of the issued and outstanding shares of IO Biotech as of the Commencement Date, at an exercise price equal to the closing price of IO Biotech shares on the date of grant, and such other terms and conditions as determined by the Board of Directors of IO Biotech. Twenty-five percent of such options will vest on the first anniversary of the Commencement Date, and the remainder will vest on a monthly basis after that over the subsequent 36 months, subject to your continued employment through the applicable vesting date (except as provided below).

During your employment, you will be eligible to participate in the Company’s standard benefit plans maintained by the Company and offered to similarly situated U.S. employees from time to time, subject to the terms of such plans and generally applicable Company policies. The Company may modify its compensation and benefit plans from time to time in its discretion.

You will be eligible for vacation to be taken at such times as you may select consistent with the Company’s policies. In addition, you shall be entitled to such national holidays as observed in the United States pursuant to Company policy.

As a Company employee, you will be expected to abide by all rules and policies of IO Biotech and its subsidiaries (the “IO Biotech Group”) in place from time to time. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement (“CIIA”) which prohibits unauthorized use or disclosure of IO Biotech Group proprietary information, among other obligations.

This employment offer is contingent on and subject to the nonexistence of any legally enforceable agreement between you and any other person or entity which would restrict your ability to be employed by the Company. It is the Company’s understanding and your express representation that no noncompetition agreements or other post-employment obligations will prevent you from performing the duties of your position. You acknowledge and agree that, as of the Commencement Date, you were not engaged in any other employment, occupation, consulting, or other business activity directly related to the business in which the IO Biotech Group is involved. Moreover, you agree that during the term of your employment with the Company you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the IO Biotech Group is now involved or becomes involved during the term of your employment or in any other activities that materially conflict with your obligations to the IO Biotech Group, provided that you may with prior written approval of the Chief Executive Officer of IO Biotech, not to be unreasonably withheld, serve on advisory boards or board of directors (or similar advisory or governing bodies) of other companies and organizations (whether industry, non-profit, for profit or other, in each case other than competitors of the IO Biotech Group) as long as such activities do not conflict with the interests of the IO Biotech Group or otherwise materially interfere, individually or in the aggregate, with the performance of your duties to the IO Biotech Group. Similarly, you agree not to utilize any third-party confidential information in performing your duties for the IO Biotech Group.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Chief Executive Officer of IO Biotech in writing at least 30 days prior to the date of such termination. Likewise, subject to the provisions below related to severance, the Company may terminate your employment at any time by notifying you in writing at least 30 days prior to the date of such termination; provided that the Company may terminate your employment immediately upon written notice if such termination is for Cause, as defined below. Your employment at-will status can only be modified in a written agreement signed by you and by the Chief Executive Officer of IO Biotech.

If the Company terminates your employment without Cause or you resign for Good Reason, as such terms are defined below, you shall be entitled to receive: (i) severance pay in an amount equal to 12 months of your then current base salary, payable in substantially equal installments over the 12-month period following your termination date; (ii) any unpaid bonus for the prior year, as authorized by the Company, payable within 30 days after your termination date; (iii) if you elect to continue your health care benefits under COBRA or any similar state law following your termination date, then during the first 12 months of such coverage your health premiums shall be equal to those paid by similarly situated active employees and (iv) 25% of the number of options that are unvested as of the date of your termination shall become vested and exercisable as of the date of your termination of employment. In addition, if such termination occurs within 24 months after a Change of Control (as such term is defined in IO Biotech’s Articles of Association), then all outstanding options that are unvested immediately prior to such termination shall become fully vested and exercisable upon such termination. To be eligible to receive any severance benefits hereunder, you must execute a reasonable and customary separation and general release of claims agreement (the “Release Agreement”) in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims, reasonable obligations to cooperate, a non-disparagement obligation, and reaffirmation of your continuing non-compete and other continuing obligations to the IO Biotech Group) within 21 days following your termination and not revoke such Release Agreement within seven days after it has been executed.

For purposes of this letter agreement:

“Cause” means the occurrence of any of the following events: (i) your willful failure substantially to perform your duties and responsibilities to the IO Biotech Group or your violation of an IO Biotech Group policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the IO Biotech Group; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the IO Biotech Group or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the IO Biotech Group; or (iv) your breach of any of your obligations under any written agreement or covenant with the IO Biotech Group. The determination that a termination of your employment is either for Cause or without Cause will be made by the Chief Executive Officer of IO Biotech, in her sole discretion.

“Good Reason” means any of the following actions taken by the Company without your consent: (i) the Company’s breach of any material obligations to you under this letter agreement or any other material agreement to which you and the Company are parties; (ii) a requirement by the Company that you relocate your principal employment responsibilities to a location that is more than 50 miles from the location at which your principal employment responsibilities are then being performed; (iii) an adverse change in your reporting relationship, authority or areas of responsibility as are commensurate with your position; provided, however, that it shall not be considered “Good Reason” if, following a Change in Control, either (a) the Company continues as a separate legal entity or business unit and you hold the same position in such legal entity or business unit as you held before such Change in Control, or (b) you hold a position with authority, duties, function or responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in the Change in Control) to those that you held prior to such Change in Control; or (iv) a material reduction in your base salary, except in the case of across-the-board salary reductions based on the Company’s financial performance and similarly affecting all other executives of the Company at your level of employment; provided, however, that no such action taken by the Company shall constitute Good Reason unless (A) you provide written notice to the Chief Executive Officer of the Company stating your objection to such action not later than 30 days after it initially occurs, (B) the Company shall have failed to remedy such action within 30 days after receipt of such notice and (C) you resign from employment within 60 days after the expiration of such remediation period.

This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this letter would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this letter to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this letter. To the extent any amounts under this letter are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this letter, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this letter would be payable prior to the six-month anniversary of the your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death. Any reimbursement or advancement payable to you pursuant to this letter or otherwise shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this letter or otherwise shall not be subject to liquidation or exchange for any other benefit.

For purposes of federal immigration law, you will be required to provide to the Company, or the Company’s designee, documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company or its designee within three (3) business days of the Commencement Date, or our employment relationship with you may be terminated and such termination shall be deemed to be for “Cause.”

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the CIIA enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the CIIA, your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in the Washington, D.C. metropolitan area by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay for JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees. Notwithstanding the preceding, the arbitrator is authorized to allocate attorneys’ fees and expenses and interest to either party considering in part whether the actions or lack of action by either party caused delay or additional costs. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and the CIIA. A duplicate original is enclosed for your records. This letter, along with the CIIA and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, any representations made during your interviews or negotiations, whether written or oral. This letter, including, but not limited to, the at-will employment provision set forth herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

Sincerely,

/s/ Mai-Britt Zocca

Mai-Britt Zocca, CEO

Acknowledged and accepted:

/s/ Amy Sullivan

Amy Sullivan

Date: October 3, 2022

Enclosures

Employee Confidential Information and Inventions Assignment Agreement